Warrant Exercises Generate $17.2 Million; Proceeds to Advance Next-Generation Compounds and Support Commercialization of Korlym(R)

MENLO PARK, CA -- (Marketwired - April 01, 2015) - Corcept Therapeutics Incorporated (NASDAQ: CORT), a pharmaceutical company engaged in the discovery, development and commercialization of drugs that treat severe metabolic, oncologic and psychiatric disorders by modulating the effects of cortisol, announced today the exercise of warrants to purchase the company's common stock. The company issued the warrants to accredited investors in two private placements, one that was completed in March 2008 and the other in March 2012. Together, the warrant exercises generated gross proceeds to the company of $17.2 million.

"Our investors' confidence in Corcept is gratifying," said Dr. Joseph K. Belanoff, Corcept's Chief Executive Officer. "We will use a portion of these funds to bring more of our next-generation cortisol-modulating compounds to the clinic. These compounds have shown great promise in pre-clinical oncologic and metabolic models. We will also use a portion of the funds to fortify the increasingly successful commercial development of Korlym for the treatment of Cushing's syndrome."

Corcept's Current Business

Corcept markets Korlym® for the treatment of Cushing's syndrome, a severe orphan illness that afflicts 20,000 people in the United States, approximately half of whom are cured by surgery. Corcept believes that revenue from the sale of Korlym, combined with the company's cash reserves, will allow it to reach cash flow breakeven while fully supporting its development activities.

Current Development Activities

Corcept is conducting a Phase 1/2 trial of Korlym in combination with chemotherapy as a potential treatment for triple-negative breast cancer, a form of the disease with a poor prognosis and for which there is no approved treatment. Results of the study are expected in the fourth quarter of 2015. The company also has a next-generation cortisol modulator -- CORT125134 -- in Phase 1 testing. If results are positive, the company plans to advance the compound to Phase 2 in the first quarter of 2016.

About the Warrants

The warrants that were issued in 2008 had an exercise price of $2.77 per share, payable either in cash or upon cancellation of a portion of the shares issuable upon exercise. The warrants issued in 2012 had an exercise price of $4.05 per share, payable in cash. Both sets of warrants expired in March 2015. The shares issued upon the exercise of the warrants may not be offered or sold without being registered with the Securities and Exchange Commission or through an exemption from SEC registration requirements.

About Korlym

Korlym competitively blocks the glucocorticoid receptor (GR), one of the two receptors to which cortisol normally binds, thereby inhibiting the effects of excess cortisol in patients with Cushing's syndrome. Since 2012, Corcept has made Korlym available as a once-daily oral treatment of hyperglycemia secondary to endogenous Cushing's syndrome in adult patients with glucose intolerance or diabetes mellitus type 2 who have failed surgery or are not candidates for surgery. Korlym was the first FDA-approved treatment for that illness and the FDA has designated it as an Orphan Drug for that indication.

About Cushing's Syndrome

Endogenous Cushing's syndrome is caused by prolonged exposure of the body's tissues to high levels of the hormone cortisol and is generated by tumors that produce cortisol or ACTH. Cushing's syndrome is an orphan indication that most commonly affects adults aged 20-50. An estimated 10-15 of every one million people are newly diagnosed with this syndrome each year, resulting in over 3,000 new patients annually in the United States. An estimated 20,000 patients in the United States have Cushing's syndrome. Symptoms vary, but most people have one or more of the following manifestations: high blood sugar, diabetes, high blood pressure, upper body obesity, rounded face, increased fat around the neck, thinning arms and legs, severe fatigue and weak muscles. Irritability, anxiety, cognitive disturbances and depression are also common. Cushing's syndrome can affect every organ system in the body and can be lethal if not treated effectively.

About Triple-Negative Breast Cancer

Triple-negative breast cancer is a form of the disease in which the three receptors that fuel most breast cancer growth -- estrogen, progesterone and the HER-2/neu gene -- are not present. Because the tumor cells lack the necessary receptors, treatments that target estrogen, progesterone and HER-2 receptors are ineffective. In 2013, approximately 40,000 women were diagnosed with triple-negative breast cancer. It is estimated that more than half these women's tumor cells expressed GR. There is no FDA-approved treatment and neither a targeted treatment nor an approved standard chemotherapy regimen for relapsed triple-negative breast cancer patients exists.

About CORT125134

CORT125134 is one of Corcept's next-generation selective GR antagonists. It is a potent, competitive antagonist at GR, but does not have affinity for the progesterone, estrogen, androgen or mineralocorticoid receptors. The company has begun a Phase 1 study of the safety and tolerability of this compound.

About Corcept Therapeutics Incorporated
Corcept is a pharmaceutical company engaged in the discovery, development and commercialization of drugs for the treatment of severe metabolic, oncologic and psychiatric disorders. Korlym, a first generation competitive GR antagonist, is the company's first FDA-approved medication. The company is conducting a Phase 1/2 trial of mifepristone for the treatment of triple-negative breast cancer, a Phase 1 trial of CORT125134, one of its next-generation selective GR antagonists, and has a portfolio of other proprietary selective GR antagonists that competitively block the effects of cortisol but not progesterone. Corcept owns extensive intellectual property covering the use of GR antagonists, including mifepristone, in the treatment of a wide variety of metabolic, oncologic and psychiatric disorders. It also holds composition of matter patents for its selective GR antagonists.

Forward-Looking Statements

Statements made in this press release, other than statements of historical fact, are forward-looking statements. These forward-looking statements, including statements regarding use of proceeds received from exercise of the warrants, anticipated future net revenues and the advancement of clinical trials, are subject to known and unknown risks and uncertainties that might cause actual results to differ materially from those expressed or implied by such statements, including the effects of rapid technological change and competition, the protections afforded by Corcept's intellectual property rights, or the cost, pace and success of Corcept's product development efforts. These and other risks are set forth in the company's SEC filings, which are available at the company's website (http://www.corcept.com) or from the SEC's website (http://www.sec.gov). Corcept disclaims any intention or duty to update any forward-looking statement made in this press release.

CONTACT:
Charles Robb
Chief Financial Officer
Corcept Therapeutics
650-688-8783
crobb@corcept.com
www.corcept.com